Exhibit 4(d)

                                                   AMENDMENT TO
                                         AGREEMENT OF LIMITED PARTNERSHIP
                                                        OF
                                            BASS REAL ESTATE FUND--84,
                                       A NORTH CAROLINA LIMITED PARTNERSHIP

         THIS AMENDMENT TO THE AGREEMENT OF LIMITED PARTNERSHIP OF BASS REAL ESTATE FUND--84, A NORTH CAROLINA LIMITED PARTNERSHIP, as heretofore amended, is made effective this 1st day of November, 1995 by MARION BASS REAL ESTATE GROUP, INC., a North Carolina corporation, as the sole General Partner of Bass Real Estate Fund-- 84, A North Carolina Limited Partnership (the "Partnership") and as attorney-in-fact for all Limited Partners holding more than fifty percent (50%) of the outstanding Units.

                                               Statement of Purpose

         The Partnership has secured a commitment for a mortgage loan to be insured by the Secretary of Housing and Urban Development (the "Loan"). In connection with such Loan the General Partner and more than 50% of the Limited Partners have determined that it is advisable and in the best interests of the Partnership to amend the Agreement of Limited Partnership of the Partnership (the "Agreement") in the manner set forth herein.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Amendment of Termination Date. Section 10.4(a)(vi) of the Agreement is hereby amended to read as follows:

         "(vi) in any event at 12:00 midnight on December 31, 2035."

         2. Incorporation of Additional Provisions Respecting the HUD Loan. Article VIII of the Agreement is hereby amended by adding thereto a new Section 8.13 that shall read as follows:

         "8.13 HUD Loan. The Partnership is authorized to execute a note and mortgage in order to secure a loan to be insured by the Secretary of Housing and Urban Development and to execute a Regulatory Agreement and other documents required by the Secretary in connection with such loan, in connection with a multifamily apartment complex known as The Chase on Commonwealth located in Charlotte, North Carolina, FHA Project No. 053-11099. Any incoming Partner shall as a condition of receiving an interest in the Partnership agree to be bound by the note, mortgage, and Regulatory Agreement and other documents required in connection with the FHA insured loan to the same extent and on the same terms as the other Partners. Upon any dissolution, no title or right to possession and control of the Partnership


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         property  financed under the HUD insured mortgage loan, and no right to collect the rents therefrom shall pass to any person who is not bound by the Regulatory Agreement in a manner satisfactory to the Secretary.

         The terms, covenants, and conditions of this Agreement are accepted by all Partners with full knowledge that the same are expressly subject to the requirements and conditions now and hereafter imposed by the Department of Housing and Urban Development (which shall include the Federal Housing Administration) in connection with or applicable to the Partnership and/or its Project and the regulations thereunder now in effect. Should any provision, term, or condition of this Agreement be inconsistent or in conflict with any provision of the Regulatory Agreement, any applicable HUD provisions or any HUD Act, then, if required to prevent the Partnership or this Agreement from being in violation of any such provision or Act, such provision, term, or condition of this Agreement shall be deemed to be modified by such provisions or Act, so as to conform thereto, and such conflict and inconsistency, shall not be deemed to impair, affect, or nullify the remainder of this Agreement, which shall remain in full force and effect.

         So long as the Secretary of Housing and Urban Development or the Secretary's successors or assigns is the insurer or holder of the note on the Project, the Partnership may not voluntarily be dissolved without the prior written approval of the Secretary.

         As long as the Secretary of Housing and Urban Development, or his successors or assigns, is the insurer or holder of the mortgage on The Oaks, no amendment to this Agreement of Limited Partnership which results in any of the following shall be of force or effect without the prior written consent of HUD: (1) any amendment which modifies the duration of the Partnership; (2) any amendment which results in the requirement that a HUD prior participation certification be obtained for any additional party; and (3) any amendment which in any way impacts or affects the HUD mortgage or Regulatory Agreement."

         3. Conforming Requirements. To the extent of any inconsistencies between the terms and provisions of this Amendment and the terms and provisions of the Agreement as hereto fore amended, the terms and provisions of this Amendment shall control.




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         IN WITNESS  WHEREOF,  Marion  Bass Real Estate  Group,  Inc. as General
Partner and as attorney-in-fact for Limited Partners holding more than 50% of the outstanding Units, has executed this Amendment as of the 22nd day of November, 1995.

                                      BASS REAL ESTATE FUND--84, A
                                      NORTH CAROLINA LIMITED PARTNERSHIP


                                      By:  MARION BASS REAL ESTATE GROUP, INC.,
                                           Managing General Partner

[CORPORATE SEAL]
                                      By:___________________________
                                                     ------President
ATTEST:

- --------------------
- ------Secretary



MARION BASS REAL ESTATE GROUP, INC., as attorney-in-fact for the Limited Partners holding more than 50% of the outstanding Units, has executed this Amendment as of the day and year above written.

                                             MARION   BASS  REAL  ESTATE
                                             GROUP,       INC.,       As
                                             Attorney-in-Fact   for  the
                                             Investor  Limited  Partners
                                             whose   names   appear   on
                                             Schedule A attached  hereto
                                             all of whom  voted in favor
                                             of this Amendment
[CORPORATE SEAL]

ATTEST:                                   By:_____________________________
                                                          -------President
- -----------------------------
- -------Secretary


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